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                                                                    Exhibit 99a

CHECKFREE (R)
    CORPORATION

    4411 East Jones Bridge Road     Media contact:  Matt Lewis,
    Norcross, Georgia 30092                         CheckFree Corporation
    790-441-3387                                    (770) 734-3404
                                                    matt_lewis@atl.checkfree.com
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FOR IMMEDIATE RELEASE      FOR IMMEDIATE RELEASE      FOR IMMEDIATE RELEASE
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              CHECKFREE BEGINS SEARCH FOR NEW FINANCIAL OFFICER



Columbus, OH (July 3, 1996) CheckFree Corporation (NASDAQ:CKFR, www.checkfree.com) announced today an active search for a new Chief Financial Officer to replace Robert E. Bowers who will leave the company effective in early August. Mr. Bowers, who was previously the Chief Financial Officer of Servantis Systems, Inc., Norcross, Georgia, which CheckFree acquired in February of this year, is leaving to pursue other interests.

The acquisition of Servantis Systems in February prompted a change in CheckFree's financial reporting calendar from a calendar year to a fiscal year ended June 30. In addition, CheckFree subsequently acquired Interactive Solutions Corporation, Portland, Oregon, and Security APL, Inc., Chicago. The Company expects to report audited financials for the six month stub period ended June 30, 1996, by mid-August.

"We have combined four companies since the beginning to the year," said Pete Kight, Chairman and CEO of CheckFree, "through the acquisitions and the conversion of our reporting year, Mr. Bowers has been an important part of the business integration process. Now that the bulk of that integration is complete, he has decided that after 12 years at the former Servantis, he will pursue other interests. A search is already under way for a new Chief Financial Officer and we look forward to enhancing our management team with the selection"

The company expects that the CFO search will be concluded in 30 to 60 days.

Founded in 1981, CheckFree Corporation is the leading provider of electronic commerce services, software and related products for over 500,000 consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its customers to make electronic payments and collections, automate paper-based recurring financial transactions and make secure purchases on the Internet.


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